UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2015

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400
Orlando, Florida	32819
(Address of Principal Executive Offices)	(Zip Code)

(407) 226-5011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2015, SeaWorld Entertainment, Inc. (the “Company”) announced that Daniel B. Brown has been appointed Chief Parks Operations Officer of the Company, effective immediately. In this role, Mr. Brown now has operational oversight over all of the Company’s theme parks.

Mr. Brown, age 60, has been the Chief Operating Officer – SeaWorld & Discovery Cove since 2010. Prior to that, Mr. Brown served as Park President of SeaWorld Orlando, Discovery Cove and Aquatica from 2007 to 2010, Park President of Busch Gardens Tampa and Adventure Island from 2003 to 2007, Park President of Busch Gardens Williamsburg from 1999 to 2003, and Vice President of Operations of Busch Entertainment Corporation from 1997 to 1999. Mr. Brown serves on the Dean’s Advisory Board of UCF’s Rosen College of Hospitality Management, the executive board of Visit Orlando, the board of the Hubbs-SeaWorld Research Institute and the Orange County International Drive Community Development Area Advisory Committee. Mr. Brown holds a bachelor’s degree of Arts from Webster University.

Donald W. Mills Jr., formerly the Company’s Chief Operating Officer – Busch Gardens & Sesame Place, has been reassigned to the position of Orlando Park President responsible for leading the Company’s Orlando theme parks – SeaWorld, Discovery Cove and Aquatica.

There is no family relationship between Mr. Brown and any director, executive officer, or person chosen by the Company to become a director or executive officer. Mr. Brown is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. Mr. Brown received no increase in compensation upon his appointment as Chief Parks Operations Officer.

A copy of the press release issued by the Company announcing the appointment of Mr. Brown and the reassignment of Mr. Mills is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The exhibit listed on the Exhibit Index accompanying this Current Report on Form 8-K is filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: February 6, 2015	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

99.1	Press release dated February 6, 2015.